UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

September 14, 2010

GeoMet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-52155	76-0662382
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

909 Fannin, Suite 1850

Houston, Texas 77010

(Address of principal executive offices including Zip Code)

(713) 659-3855

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 14, 2010, the Fourth Amended and Restated Credit Agreement originally dated June 3, 2010 by and among GeoMet, Inc., a Delaware corporation (the “Company”), Bank of America, N.A, as Administrative Agent, BNP Paribas, as Syndication Agent, and Bank of Scotland, U.S. National Bank Association, and Sterling Bank, became effective upon closing of the Company’s rights offering and backstop transaction. The new Credit Agreement provides for revolving credit borrowings of up to $180 million with an initial borrowing base of $90 million. The borrowing base will be reviewed each June and December with the next redetermination scheduled to take place by December 2010. All outstanding borrowings under the new Credit Agreement will become due and payable in September 2013. The material terms of the new Credit Agreement are described in the Company’s Form 10-Q under the caption entitled “Liquidity and Capital Resources—Revolving Credit Facility”, filed with the Securities and Exchange Commission (“SEC”) on July 27, 2010 and incorporated into this Item 2.03 by reference.

Item 3.02	Unregistered Sales of Equity Securities.

On September 14, 2010, the Company closed its previously announced private placement transaction with Sherwood Energy, LLC (“Sherwood”), pursuant to which Sherwood purchased 2,351,801 shares of the Company’s Series A Preferred Stock at a price of $10.00 per share, yielding aggregate gross proceeds to the Company of $23,518,010. The Company used the net proceeds of $22,120,364 to repay indebtedness outstanding under its bank credit facility and for general corporate purposes.

The Series A Preferred Stock is convertible at any time at the option of the holder into common stock at an initial conversion price of $1.30 per share. The initial conversion price is subject to adjustment as provided below. The Series A Preferred Stock will convert into a number of shares of common stock determined by dividing (i) the sum of (A) $10.00 plus (B) accrued but unpaid dividends by (ii) the conversion price. The conversion price and resulting number of shares of common stock issued upon conversion of Series A Preferred Stock will be adjusted to reflect stock splits and similar events and will be entitled to anti-dilution adjustments for any dividends paid on common stock in cash or in common stock, the issuance of additional equity securities at a price less than the conversion price (including rights and options but excluding any shares, rights or options issued pursuant to certain option agreements entered into with J. Darby Seré or William C. Rankin, the Company’s 2005 Stock Option Plan, the Company’s 2006 Long-Term Incentive Plan or any similar long term incentive plan subsequently approved by the Company’s stockholders) on a weighted average basis, and the occurrence of certain material corporate transactions at a per share valuation less than the conversion price.

The Company will have the right, at any time beginning September 14, 2013 but no sooner than 90 days after a previous Forced Conversion Notice (as defined below), to convert any or all shares of Series A Preferred Stock into common stock at the conversion price, subject to the limitations described herein and in the Certificate of Designations; provided that in order for the Company to exercise this option, the daily volume-weighted average trading price of the common stock on the national securities exchange on which the common stock is then traded (the “VWAP”) must be greater than 225% of the conversion price for twenty (20) out of the trailing thirty (30) trading days (the “VWAP Trigger”). The trading day immediately following the occurrence of a VWAP Trigger is referred to as a “Forced Conversion Determination Date”. The maximum number of shares of common stock to be issued to the holders of the Series A Preferred Stock subject to a forced conversion in connection with any Forced Conversion Determination Date will be equal to, either (i) in the case that the VWAP Trigger is greater than 225% but less than 250% of the conversion price, the greater of three million shares of common stock, as adjusted for any common stock splits, common stock dividends on common stock or a similar event, or ten (10) times the average daily trading volume (“ADTV”) of the common stock during the VWAP Trigger period, or (ii) in the case that the VWAP is greater than or equal to 250% of the conversion price, the greater of six million shares of common stock, as adjusted for any common stock splits, common stock dividends on common stock or similar event, or ten (10) times the ADTV of the common stock during the VWAP Trigger period.

To convert the Series A Preferred Stock into shares of our common stock pursuant to a forced conversion, the Company will, within five business days of a Forced Conversion Determination Date, give written notice (a “Forced Conversion Notice”, and the date of such notice, a “Forced Conversion Notice Date”) to each holder of

Series A Preferred Stock stating that the Company elects to force conversion of such Series A Preferred Stock and shall state therein (i) the number of shares of Series A Preferred Stock to be converted, (ii) the VWAP of the common stock during the VWAP Trigger period, (iii) the Company’s computation of the number of shares of common stock to be received by the holder upon the date of conversion, and (iv) the date of the conversion, which will be no more than ten (10) trading days following the Forced Conversion Determination Date.

The offer and sale of the shares of Series A Preferred Stock to Sherwood were made in reliance on an exemption from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 14, 2010, and in connection with the closing of the backstop transaction with Sherwood as described above, the Company’s Board of Directors appointed Michael Y. McGovern and Gary S. Weber to the Board to fill the vacancies created by the expansion of the Board from seven to nine members. The Board of Directors also determined that each of Messrs. McGovern and Weber is “independent” as defined by Rule 5605(a)(2) of the listing standards of The NASDAQ Stock Market LLC. Following such determination, the Board of Directors appointed Mr. Weber to the Company’s Compensation Committee and appointed Mr. McGovern to the Nominating, Corporate Governance and Ethics Committee.

Messrs. McGovern and Weber were appointed to the Board of Directors pursuant to the terms of the Investment Agreement between the Company and Sherwood dated June 2, 2010, as amended (the “Investment Agreement”). Under the terms of the Investment Agreement, Sherwood is entitled to nominate two persons to serve on the Company’s Board of Directors as long as Sherwood and its affiliates beneficially own at least 20% of the Company’s outstanding common stock (including Series A Preferred Stock on an as-converted basis). If Sherwood and its affiliates beneficially own less than 20% but more than 10% of the Company’s outstanding common stock, Sherwood may nominate one person to serve on the Board of Directors. Additionally, for such time that Sherwood has the right to nominate at least one director to the Company’s Board of Directors, one member of each of the Audit Committee and the Compensation Committee of the Company will be a director nominated by Sherwood, provided that such person meets the applicable independence requirements.

We have entered into indemnification agreements with each of Messrs. McGovern and Weber. Under these agreements, if Mr. McGovern or Mr. Weber makes a claim of indemnification to the Company, either a majority of the independent directors or independent legal counsel selected by the independent directors must review the relevant facts and make a determination whether the officer or director has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnification agreement) us to indemnify the officer or director. A copy of the form of indemnification agreement is filed as Exhibit 10.3 hereto.

Effective September 14, 2010, and in connection with the closing of the backstop transaction with Sherwood as described above, the Company’s 2006 Long-Term Incentive Plan (the “2006 Plan”) was amended to specify that the Company’s rights offering and backstop transaction did not constitute a “corporate change” as that term is defined in the 2006 Plan. A copy of the 2006 Plan (amended and restated effective September 14, 2010) is attached hereto as Exhibit 10.1.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In anticipation of the closing of the backstop transaction with Sherwood, on September 10, 2010, the Company filed with the Delaware Secretary of State a Certificate of Designations of Series A Convertible Redeemable Preferred Stock which set forth the terms of the Series A Preferred Stock. A description of the Series A Preferred Stock is included in the Company’s Prospectus, dated July 29, 2010, under the captions “Series A Convertible Redeemable Preferred Stock” and “Description of Capital Stock,” and those sections of the Prospectus Supplement are incorporated into this Item 5.03 by reference. The Certificate of Designations of Series A Convertible Redeemable Preferred Stock was filed as Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A, which was filed with the SEC on June 24, 2010.

Also in anticipation of the closing of the backstop transaction with Sherwood, on September 14, 2010, the Company’s Board of Directors approved and adopted an amendment to the Company’s Bylaws. The amendment to the Bylaws increased the maximum size of the Company’s Board of Directors from seven members to thirteen members. A copy of the Company’s Bylaws, amended and restated as of September 14, 2010, is filed as Exhibit 3.1 hereto.

Item 8.01.	Other Events.

On September 14, 2010, the Company announced that had completed the sale of four million shares of Series A Preferred Stock at $10.00 per share in connection with the rights offering and backstop transaction. Holders of rights issued by the Company in the rights offering acquired 1,649,199 shares (or approximately 41%) of the Series A Preferred Stock for approximately gross proceeds of $16.5 million and Sherwood acquired the remaining 2,351,801 shares (or approximately 59%) for gross proceeds of approximately $23.5 in connection with the backstop transaction. The shares of Series A Preferred Stock is expected to trade on the NASDAQ Global Market under the symbol GMETP. Net proceeds from the sale of the Series A Preferred Stock after paying fees and expenses totaled approximately $37.2 million and were used to reduce the Company’s outstanding bank debt.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Document
3.1	Amended and Restated Bylaws of GeoMet, Inc. (adopted as of September 14, 2010).

10.1	GeoMet, Inc. 2006 Long-Term Incentive Plan (Amended and Restated Effective September 14, 2010).

10.2	Form of Indemnification Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GeoMet, Inc.
(Registrant)

Dated: September 20, 2010	By:	/S/ William C. Rankin
	Name:	William C. Rankin
	Title:	Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Document
3.1	Amended and Restated Bylaws of GeoMet, Inc. (adopted as of September 14, 2010).

10.1	GeoMet, Inc. 2006 Long-Term Incentive Plan (Amended and Restated Effective September 14, 2010).

10.2	Form of Indemnification Agreement.